EXHIBIT 99.1

Central Jersey Bancorp to be Listed on The NASDAQ Global Market
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LONG BRANCH, NEW JERSEY, February 1, 2007 (NASDAQ Global Market: CJBK):

Central Jersey Bancorp, the parent company of Central Jersey Bank, N.A., is pleased to announce that NASDAQ has approved the transfer of the Company's common stock listing from the NASDAQ Capital Market to the NASDAQ Global Market. Central Jersey Bancorp's common stock commenced trading on the NASDAQ Global Market on February 1, 2007.

As a NASDAQ Global Market company, Central Jersey Bancorp will receive enhanced visibility through inclusion in the NASDAQ Global Market Composite Index, as well as the stock tables of The Wall Street Journal and many other business and regional newspapers. According to NASDAQ, the NASDAQ Global Market is reserved for those companies that have demonstrated, among other things, a commitment to achieving high standards for their focus on corporate governance.

Central Jersey Bancorp common stock will continue to trade under the symbol "CJBK."

About the Company

Central Jersey Bancorp is the holding company and sole shareholder of Central Jersey Bank, N.A., which provides a full range of banking services to both individual and business customers through fourteen branch facilities located in Monmouth and Ocean Counties, New Jersey. Central Jersey Bancorp is traded on The NASDAQ Global Market under the trading symbol "CJBK." Central Jersey Bank, N.A. can be accessed through the internet at www.CJBNA.com.
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Forward Looking Statements

Statements about the future expectations of Central Jersey Bancorp and its subsidiary, Central Jersey Bank, N.A., including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Since these statements involve risks and uncertainties and are subject to change at any time, the companies' actual results could differ materially from expected results. Among these risks, trends and uncertainties are the effect of governmental regulation on Central Jersey Bank, N.A., the availability of working capital, the cost of personnel, and the competitive market in which Central Jersey Bank, N.A. competes.

Contacts

James S. Vaccaro, President and CEO, 732-571-1300
Robert S. Vuono, Sr. EVP & COO, 732-292-1600
Anthony Giordano, III, EVP and CFO, 732-923-1115